UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 12, 2012

TRANSGENOMIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30975
(State or other jurisdiction of incorporation)	(Commission File Number)

91-1789357
(IRS Employer Identification Number)

12325 Emmet Street Omaha, NE	68164
(Address of principal executive offices)	(Zip Code)

(402) 452-5400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Transgenomic, Inc. (the “Company”) has appointed Mark P. Colonnese as Executive Vice President and Chief Financial Officer, effective September 12, 2012. Mr. Colonnese succeeds former Chief Financial Officer, Brett L. Frevert, whose consulting contract was terminated effective June 3, 2012.

Mr. Colonnese, age 57, has nearly 30 years of experience in leading business growth and financial strategies for life sciences companies. He most recently served as Executive Vice President, Commercial Operations and Chief Financial Officer at Salutria Pharmaceuticals, LLC, a privately-held, development-stage pharmaceutical company, from April 2009 to August 2012. Prior to that, Mr. Colonnese served as an executive in a number of capacities at AtheroGenics, Inc., a development-stage pharmaceutical company, from January 1999 to April 2009, including Executive Vice President, Commercial Operations and Chief Financial Officer from May 2006 to April 2009, as Senior Vice President of Finance and Administration and Chief Financial Officer since 2002, and as Vice President of Finance and Administration and Chief Financial Officer since 1999. Mr. Colonnese has also held executive positions at Medaphis Corporation, Applied Analytical Industries, Inc. and Schering-Plough Corporation. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College, and is a Certified Public Accountant.

The Company has entered into an employment agreement with Mr. Colonnese (the “Employment Agreement”), dated September 12, 2012, whereby he was appointed Chief Financial Officer of the Company, and the Employment Agreement shall remain in effect unless and until either the Company or Mr. Colonnese elects not to further extend it upon thirty days’ notice to the other party. Under the terms of the Employment Agreement, Mr. Colonnese will be paid an initial base salary of $275,000 per year. His salary may increase in subsequent terms as determined by the Company’s Compensation Committee. Mr. Colonnese is also eligible to receive an annual bonus of up to 50% of his base salary with an opportunity for an additional 15% for achieving certain stretch goals based on performance goals and objectives that are to be adopted and approved by the Compensation Committee of the Company’s Board of Directors. The Employment Agreement also provides that Mr. Colonnese will be granted an option to purchase 250,000 shares of the Company’s common stock with an exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant. The option was granted on September 12, 2012 and will vest in three equal installments on the first, second and third anniversary dates of the date of grant. The Employment Agreement contains standard confidentiality and noncompetition provisions and provides for a severance payment to Mr. Colonnese equal to nine months’ salary if he is discharged for reasons other than as defined in the Employment Agreement as “just cause”. Mr. Colonnese will also be reimbursed for certain expenses incurred in relocating his primary residence.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Mr. Colonnese and any director or other executive officer of the Company and he was not selected by the Board of Directors to serve as the Company’s Chief Financial Officer pursuant to any arrangement or understanding with any person. Mr. Colonnese has not engaged in any transactions that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On September 13, 2012, the Company issued a press release announcing the appointment of Mr. Colonnese. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between the Company and Mark P. Colonnese dated September 12, 2012.

99.1	Press Release dated September 13, 2012, announcing the appointment of Mark P. Colonnese to the position of Executive Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGENOMIC, INC.

	By	/s/ Craig J. Tuttle
Craig J. Tuttle President and Chief Executive Officer

September 17, 2012